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                                                                    Exhibit 99.1

[COLLINS & AIKMAN LOGO]                                            NEWS RELEASE
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FOR IMMEDIATE RELEASE
JANUARY 31, 2007

             COLLINS & AIKMAN ANNOUNCES RESIGNATION OF FRANK MACHER

     OFFICE OF THE CHAIRMAN FORMED TO OVERSEE BALANCE OF CHAPTER 11 PROCESS

SOUTHFIELD, MICH. - Collins & Aikman Corporation (CKCRQ) announced today that its board of directors has accepted the resignation of Frank E. Macher as President and CEO. After thorough deliberations, the board and Macher concluded that a new structure for the leadership of the Company would be appropriate as it executes the balance of its ongoing sale process. On November 14, 2006, the Company announced that it expects to sell its operations, in whole or in parts, to maximize the value of the enterprise for its creditors and preserve the largest number of jobs for its employees. On December 22, 2006, the Company filed an amended joint plan (the "Plan") under which it will proceed with soliciting qualified bids for the sale of the majority of its assets.

"The board appreciates the effort Frank put forth overseeing the Company's operations," said Steve Cooper, Chairman of the Board. "We accepted his decision knowing that the timing of his resignation was appropriate given the shift in focus of the restructuring efforts and that the existing senior management team is fully capable of executing the remaining aspects of the plan."

The position of President and CEO will be replaced by the Office of the Chairman that will consist of the chairman, Steve Cooper, and the following six members of the senior management team:

     o    John Boken, Chief Restructuring Officer;
     o Stacy Fox, Executive Vice President, Chief Administrative Officer and General Counsel;
     o    Millard King, President Soft Trim Operations
     o    Tim Trenary, Executive Vice President, Chief Financial Officer &
          Treasurer;
     o Mary Ann Wright, Executive Vice President - Engineering, Design and Product Development, Commercial and Program Management; and
     o    James Wynalek, President Plastics Operations.

In addition to their previous responsibilities overseeing the Company's day to day operations, these individuals will work closely with the company's creditors and customers to ensure an orderly execution of the sale process.

The Company previously announced it has selected a lead bidder in its proposed sale of the Company's automotive flooring and acoustic components business. Details of the bid, including the identification of the lead bidder, will be made available when the Company files its sale motion with the bankruptcy court.

The Company recently received final approval from the Bankruptcy Court in Detroit, Michigan for an agreement between the Company, its senior secured lenders and principal customers that will provide the financial support necessary to maintain normal operations while it attempts to sell its injection molded plastic and convertible roof system businesses and assets. The company is in the process of soliciting and reviewing qualified bids for the purchase of all or portions of these businesses from a number of interested parties.

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On January 25, 2007, the Company received approval from the Bankruptcy Court for its Disclosure Statement, which will be distributed to creditors for voting on the Plan on or before February 20, 2007.

                                    * * * * *

Collins & Aikman Corporation is a leader in cockpit modules and automotive floor and acoustic systems and is a leading supplier of instrument panels, plastic-based trim, and convertible top systems. The Company is headquartered in Southfield, Michigan. Additional information about Collins & Aikman, the Plan of Reorganization, the Disclosure Statement, and any exhibits, when filed, will be available on the Internet at http://www.collinsaikman.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain of the foregoing statements, including statements regarding a possible sale transaction, constitute "forward-looking" statements, as that term is defined by the federal securities laws. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate," "should," "continue," "predict," "preliminary," "potential" and similar words used herein. These forward-looking statements are intended to be subject to the safe harbor protection provided by the federal securities laws. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual developments and results may differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. Additionally, the letter of intent identified in this press release is nonbinding and subject to numerous conditions such as completion of due diligence and negotiation of a definitive agreement.

Various factors that may affect actual outcomes and performance and results include, but are not limited to, our ability to negotiate a definitive agreement, on terms and conditions satisfactory to us and the creditors' committee, regarding the proposed sale transaction; our ability to obtain bankruptcy court approval of any such definitive agreement; general economic conditions in the markets in which the Company operates, declines in North American, South American and European automobile and light truck builds; labor costs and strikes at the Company's major customers and at the Company's facilities; fluctuations in the production of vehicles for which we are a supplier; changes in the popularity of particular car models, particular interior trim packages or the loss of programs on particular vehicle models; dependence on significant automotive customers; the level of competition in the automotive supply industry and pricing pressure from automotive customers; risks associated with conducting business in foreign countries; and increases in the price of certain raw materials, including resins and other petroleum-based products. In addition, the following may have a material impact on actual outcomes and performance and results: the results of the pending investigation; the change in leadership at the Company, the Company's ability to maintain access to its receivables facility and other financing arrangements, the Company's ability to otherwise maintain satisfactory relations with its creditors, suppliers, customers and creditors; the Company's ability to maintain current trade credit terms and manage its cash and liquidity, the Company's high leverage and ability to service its debt; and the impact of defaults under its material agreements and debt instruments.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

On May 17, 2005, Collins & Aikman Corporation and 37 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Michigan. Collins & Aikman's affiliates outside the United States were not included in the Chapter 11 filing.



CONTACT:
DAVID A. YOUNGMAN
VICE PRESIDENT COMMUNICATIONS
(248) 728-4600
DAVID.YOUNGMAN@COLAIK.COM